Exhibit 99.1
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HEMISPHERX
BIOPHARMA, INC.


                                                                  April 13, 2006


Dear Shareholders,

I would like to take this opportunity to review what has been accomplished in the 1st Quarter of 2006 and lay out for you some of the objectives targeted for the rest of the year.

The initial results of three avian influenza related studies initiated in the summer of 2005 were presented at two conferences, the ASM Biodefense Research Meeting in Washington, D.C. and the VIII International Symposium on Respiratory Viral Infections in Hawaii.

o New tests provided further evidence that Alferon LDO (Low Dose Oral), a new delivery for an anti-viral with prior regulatory approval for a category of sexually transmitted diseases, offers tremendous potential in resisting the spread of avian flu by stimulating genes that induce the production of immune compounds that are key building blocks in the body's defense system.

o Additional research suggests that the activity of Tamiflu and Relenza, the only two drugs formally recognized for combating bird flu, can be boosted up to 100 times when co-administered with Ampligen(R). Lab studies reveal that 50 to 100 times less Tamiflu may be used in conjunction with Ampligen(R) to achieve full inhibition with no multiplication of the virus, and no host cell damage.

o Finally, in animal studies conducted in collaboration with the National Institute of Infectious Diseases in Japan, it was found that the co-administration of our experimental immunostimulant Ampligen(R), a specifically configured double-stranded RNA, may help enable substantial reductions in an H5N1 vaccine dose, as well as provide cross-protection against mutated strains of the H5N1 virus.

In further collaboration with the National Institute of Infectious Disease in Japan, we have commenced primate studies in the co-administration of Ampligen(R) with H5N1 vaccines in Japan. The studies are uniquely focused on the cross protection that Ampligen(R) provides to vaccines across mutated strains. These studies should be concluded and results presented in the 2nd Quarter of 2006. Our collaboration with our Japanese associates has proven to be highly productive. Our ambition is to continue and expand upon this relationship over time.


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Studies are continuing along each of the three paths regarding avian influenza and progressing to what we anticipate will be NDA filings. If expedited guidelines are implemented by the FDA in response to the avian influenza threat, our time line to an NDA for this indication could be moved up significantly.

Irrespective of the threatened avian influenza pandemic or anticipated expedited approval guidelines, the ongoing trials have heightened the awareness of our drugs' activity as immunostimulants. Recognition of our drugs' capabilities as stand-alone antivirals and activity when co-administered with a vaccine have highlighted the broad spectrum of opportunities in our future.

While we have and are pursuing the extremely promising avian influenza studies through the efforts of our contract partners, our primary internal resources have been, and continue to be, focused on completing and filing our NDA for CFS. In the 1st Quarter we completed the construction of a facility within our New Brunswick plant to produce raw materials for the manufacture of Ampligen(R). This in house capability will aid in fulfilling the manufacturing requirements of the Ampligen(R) CFS NDA. The pre-clinical section of the Ampligen(R) CFS NDA is on schedule to be completed by the end of this month. We anticipate having a pre NDA meeting with the FDA in late June of this year to obtain FDA input and thoughts on our Ampligen(R) CFS NDA filing and thereby allow us to maximize the presentation of our filing, which is on target to be completed and filed by year end.

The audited results of our Phase III trials with Ampligen(R) for Chronic Fatigue Syndrome (CFS) will be presented at the 5th International Conference on HHV-6&7 in Barcelona, Spain, April 30 - May 6, 2006.

The status of our trials and our path to commercialization will be presented at Rodman and Renshaw conferences in Monaco (May 15 and 16) and in New York City (June 9).

Our balance sheet and liquidity are stronger than ever. No small part of this accomplishment is due to our July 2005 financing agreement with Fusion Capital. We completed our $20 million agreement with Fusion in the first quarter of 2006. In addition to strengthening our balance sheet, access to this capital allowed us to enhance our manufacturing capabilities in compliance with federal guidelines. We have entered into a new financing agreement with Fusion Capital that provides us with the option to obtain up to an additional $50 million. We feel very fortunate to have the availability of this financing at the very time we are on the cusp of commercialization as it will provide us with significant flexibility in pursuing optimal commercial success. The Fusion Capital $50 million financing agreement will be on the agenda for approval by stockholders at the annual stockholders meeting on June 21, 2006.


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During the preparation of our annual report on Form 10-K for 2005, it was determined that the 2003 interpretation of the accounting guidelines to account for our convertible debentures was incorrect resulting in financials that should not be relied on. As a result, the filing of our 10-K with audited financial statements has been delayed and we are restating our historical financial statements to account for non-cash expenses reflected in our interim financial statements from 2003 through 2005 and our annual financial statements for 2003 and 2004. This accounting problem reflected a weakness in our internal control process pursuant to Section 404 of the Sarbanes Oxley Act.

These non-cash charges do not affect our revenues, cash flows, or liquidity. We emphasize that the delayed filing in no way reflects upon our financial stability or accounting ethics and, based upon the representations of our independent accountants expect to complete the 10-K filing with audited financial statements within 30 days of April 3, 2006. We have always adhered to the most conservative and ethical standards of accounting and governance.

Our focus has firmly been upon building solid science that will deliver peer support, regulatory approval and lead to commercial, revenue generating relationships. We are well on the path to accomplishing our objectives.


Sincerely,




William A. Carter, M.D.
Chairman of the Board and
Chief Executive Officer

Information contained in this news release other than historical information, should be considered forward-looking and is subject to various risk factors and uncertainties. For instance, the strategies and operations of Hemispherx involve risk of competition, changing market conditions, change in laws and regulations affecting these industries and numerous other factors discussed in this release and in the Company's filings with the Securities and Exchange Commission. Any specifically referenced investigational drugs and associated technologies of the company (including Ampligen(R) and Oragens(TM)) are experimental in nature and as such are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials with the referenced disorders. The forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Clinical trials for other potential indications of the approved biologic Alferon(R) do not imply that the product will ever be specifically approved commercially for these other treatment indications.